Exhibit 99.1

Laureen DeBuono
CFO of Thermage, Inc.
510-259-5221

Investor Contact:
EVC Group, Inc.
Douglas Sherk/Jenifer Kirtland
415-896-6820

Media Contact:
EVC Group, Inc.
Steve DiMattia
Jennifer Saunders
646-201-5445

Thermage, Inc. Reports Record Revenue and First Quarter Results

Q1 Revenue Increases by 22% and Gross Profit Increases by 27% Over Prior Year Period

Hayward, Calif., May 1, 2007 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today reported financial results for the first quarter ended March 31, 2007.

Revenue for the quarter ended March 31, 2007 was $15.2 million, up 22% from $12.4 million for the quarter ended March 31, 2006. Gross profit increased to $11.0 million or 72.6% of revenue, for the quarter ended March 31, 2007, up from $8.7 million or 69.6% of revenue for the quarter ended March 31, 2006. The Company reported GAAP net income of $0.1 million, or breakeven earnings per share, for the quarter ended March 31, 2007, versus a net loss of $2.8 million, or $0.68 per share, for the quarter ended March 31, 2006. Non-GAAP (1) net income for the first quarter of 2007 was $1.3 million, or $0.05 per diluted share, compared to a net loss of $0.7 million, or $0.04 per share, for the prior year period.

“We continued to produce over 70% of sales from our high margin consumables products,” said Stephen J. Fanning, President and Chief Executive Officer. “In addition, in mid-February we began shipping our new generator platform, ThermaCool NXTTM, and received strong worldwide demand from both new and existing customers. As a result, we sold more generators in the first quarter than in any previous quarter for over the past two years.”

“In January, we introduced a new procedure, Hands by ThermageTM, with a corresponding new treatment tip,” continued Mr. Fanning. “This is the first of several new procedures and treatment tips we plan to launch in 2007 that are designed to expand the range of applications for Thermage procedures, improve patient outcomes, and increase the value proposition for our customers.”

“We continue to build the Thermage brand. In April, we launched Stars by ThermageTM, an on-line DTC media campaign that features the real-life experiences of women who have had the Thermage procedure. We continue to be pleased with the high profile media coverage of

Thermage generated recently in media such as US Magazine, USA Today, MSN Health and Fitness, and The Learning Channel. We have good momentum and will continue our strong marketing efforts to drive patient demand for Thermage applications,” concluded Mr. Fanning.

Guidance:

Management expects revenue for full year 2007 to be in a range of $65 million to $68 million, an increase of 20% to 25% over full year 2006.

For the full year 2007, we expect GAAP diluted earnings per share to be in a range of a net loss of $0.04 per share to net income of $0.03 per share. Non-GAAP (1) diluted earnings per share are expected to be in a range of net income of $0.16 to $0.23 per share. The per share earnings amounts are based on fully diluted weighted average shares of 26 million.

Non-GAAP Presentation:

(1)	To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP net income and loss, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, amounts recorded for revaluation of a preferred stock warrants liability, all net of income taxes. The calculation of non-GAAP net earnings per share in the quarter ended March 31, 2006 also assumes the conversion into common stock of the Company’s shares of convertible preferred stock, which automatically converted into shares of common stock upon the Company’s initial public offering in November 2006. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on May 1, 2007. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-257-1836 for domestic participants and 303-262-2143 for international participants. Participating in the call will be Stephen J. Fanning, President and Chief Executive Officer, and Laureen DeBuono, Chief Financial Officer.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236, Pass code 11077434# for domestic callers and 303-590-3000, Pass code 11077434# for international callers. An archived web cast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s ability to successfully introduce new and improved procedures and treatment tips, and the timing thereof, its ability to successfully generate awareness, demand and build the Thermage brand, as well as financial guidance for fiscal year 2007 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Thermage’s first quarter March 31, 2007 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-K as filed with the Securities and Exchange Commission on March 30, 2007, as amended to date. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenue	$15,155	$12,431
Cost of revenue	4,152	3,778

Gross margin	11,003	8,653

Operating expenses
Sales and marketing	6,374	5,849
Research and development	2,466	2,377
General and administrative	2,683	2,264

Total operating expenses	11,523	10,490

Loss from operations	(520)	(1,837)
Interest and other income	586	114
Interest and other expense	—	(1,049)

Income (loss) before income taxes and cumulative effect of change in accounting principle	66	(2,772)
Provision for income taxes	(7)	—

Net income (loss)	$59	$(2,772)

Income (loss) allocable to common stockholders	$59	$(2,772)

Net income (loss) per share — basic and diluted	$0.00	$(0.68)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	22,978,331	4,058,082

Diluted	24,792,543	4,058,082

Thermage, Inc

NON-GAAP RECONCILIATION OF NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
GAAP net income (loss)	$59	$(2,772)

Non-GAAP adjustments to net income (loss):
Stock-based compensation (a)	1,261	1,228
Impact of change in fair value of preferred warrant liabilities (b)	—	846

Total non-GAAP adjustments to net income (loss)	1,261	2,074

Non-GAAP net income (loss)	$1,320	$(698)

GAAP basic and diluted net income (loss) per share	$0.00	$(0.68)

Non-GAAP adjustments to basic & diluted income (loss) per share:
Stock-based compensation (a)	0.06	0.08
Impact of change in fair value of preferred warrant liabilities (b)	—	0.05
Impact of higher weighted average shares due to assumed conversion of preferred shares (c)	—	0.51

Non-GAAP basic net income (loss) per share	$0.06	$(0.04)

Non-GAAP diluted net income (loss) per share	$0.05	$(0.04)

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	22,978,331	16,100,053

GAAP weighted average shares outstanding used in calculating basic net income (loss) per common share:	22,978,331	4,058,082
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	12,041,971

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	22,978,331	16,100,053

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per common share:	24,792,543	4,058,082
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	12,041,971

Adjustments for dilutive potential common stock	498,184	—

Weighted average shares outstanding used in calculating non-GAAP diluted net income per common share:	25,290,727	16,100,053

(a)	Includes all employee and non-employee stock-based compensation charges
(b)	Includes the impact of adjustments related to the revaluation of the Company’s preferred stock warrant liability during the period.
(c)	Assumes the conversion of the Company’s convertible preferred stock into shares of common stock at the beginning of the period.

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$43,508	$45,915
Accounts receivable, net	5,289	3,285
Inventories, net	5,581	5,219
Prepaid expenses and other current assets	1,497	1,717

Total current assets	55,875	56,136
Property and equipment, net	3,501	3,638
Other assets	119	101

Total assets	$59,495	$59,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$1,367	$1,398
Accrued liabilities	5,395	7,372
Current portion of deferred revenue	1,436	1,151
Customer deposits	76	62

Total current liabilities	8,274	9,983
Deferred rent, net of current portion	36	55
Deferred revenue, net of current portion	739	716

Total liabilities	9,049	10,754

Stockholders’ equity:
Preferred stock, $0.001 par value:
shares authorized: 10,000,000 at 2007 and 2006; issued and outstanding: none at 2007 and 2006	—	—
Common stock, $0.001 par value:
shares authorized: 100,000,000 at 2007 and 2006; issued and outstanding: 23,026,723 and 22,906,851 at 2007 and 2006, respectively	23	23
Additional paid-in capital	94,684	93,418
Deferred stock-based compensation	(6)	(6)
Notes receivable from stockholders	(125)	(125)
Accumulated deficit	(44,130)	(44,189)

Total stockholders’ equity	50,446	49,121

Total liabilities and stockholders’ equity	$59,495	$59,875